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                                                                    EXHIBIT 20.2
                 KANA BROADENS ITS COMPREHENSIVE ONLINE CUSTOMER
                  COMMUNICATIONS PLATFORM WITH TWO NEW PRODUCTS

       COMPANY LAUNCHES KANA REALTIME, A SOLUTION FOR ONE-TO-ONE REAL-TIME COMMUNICATION; AND KANA ASSIST, FOR CUSTOMER SELF-SERVICE OVER THE WEB

Redwood City, Calif. - December 6, 1999 - Kana Communications, Inc. (www.kana.com), a leading provider of online customer communications solutions, today introduced two new products to Kana 4, a comprehensive online customer communications platform for marketing, sales and service. The additions to Kana's product suite were added through the acquisitions of Business Evolution, Inc. (Kana Realtime) and NetDialog, Inc. (Kana Assist). For details on the acquisitions, see related release KANA EXTENDS MARKET LEADERSHIP WITH TWO STRATEGIC ACQUISITIONS.

KANA REALTIME

Kana Realtime is an e-commerce solution that enables e-businesses to engage in one-to-one real-time communication with customers to generate higher sales conversions. The solution's live two-way web-based dialogue between the company and customer provides immediate online sales assistance to help companies turn browsers into buyers, reduce shopping cart abandonment, cross-sell and up-sell during the sales cycle, and reduce sales service costs.

        Kana Assist

Kana Assist is an online self-service solution that improves the customer experience by delivering context-sensitive answers to customer questions directly on the web site -- allowing customers to quickly and conveniently obtain answers to their questions without the intervention of a customer service representative.

Kana Realtime and Kana Assist will bolster Kana's comprehensive online customer communications offering to enable e-businesses to manage multiple contact channels, including inbound and outbound email, web-based customer self-service, web forms, real-time messaging and voice over the Internet applications.

"Our customers demand a solution that addresses the entire spectrum of multiple channel online communication solutions for marketing, sales and service - everything from e-mail to web-based self-help to real-time communications," said Michael McCloskey, CEO of Kana. "With the addition of these products to Kana's platform, we've extended our leadership position and enhanced our ability to provide companies with an even more comprehensive platform for communicating with customers online."

Unlike point solutions, Kana 4 offers a comprehensive and integrated customer communications solution for e-businesses:

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MARKETING
Kana's marketing solution allows e-businesses to secure prospects and inform customers through targeted and highly effective direct communication. Kana Connect is the featured product in the marketing solution. The benefits of using Kana's marketing solution include:

-  Sophisticated reporting and analysis of ROI
-  Delivering targeted campaigns and information to customers
-  Driving transactions to increase sales

SALES

Kana optimizes the power of online selling with a streamlined approach to facilitating and enabling communication throughout the online transaction process. The products in Kana's sales solution include Kana Notify and Kana Realtime. The benefits of using Kana's sales solution include:

-  Decreasing shopping cart abandonment to secure greater sales volumes
-  Increasing conversation rates to drive sales
-  Implementing cross-sell and up-sell opportunities to increase revenue

               SERVICE

Kana's service solution is designed to support every aspect of superior e-businesses customer care, including a highly scalable inbound and outbound e-mail infrastructure, automation through artificial intelligence technology, online self-service and web forms. The products in Kana's service solution include Kana Response, Kana Assist, Kana Classify, Kana Forms, and Kana Realtime. The benefits of using Kana's service solution include:

-  Improving customer service to build strong customer retention
-  Minimizing inquiries and costs with self-service
-  Improving productivity of customer service agents through automation

The Kana 4 product line includes:
KANA CONNECT is the electronic direct marketing solution that enables e-businesses to proactively deliver individually targeted messages to increase the lifetime value of customers.

KANA REALTIME is an e-commerce solution that enables companies to engage in one-to-one real-time communication with customers to generate higher sales conversions.

KANA NOTIFY extends the customer retail experience by automating, customizing and managing transaction-related communications such as order status and receipts, and helps to reduce customer service inquiries by sending proactive messages.

KANA RESPONSE is a high performance e-mail customer service solution that enables e-businesses to respond to, monitor, and manage high volumes of e-mail messages.

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KANA CLASSIFY is a powerful, advanced and highly scalable automation solution which uses artificial intelligence technology to enable automatic suggestions, responses, and intelligent routing of customer e-mail.

KANA ASSIST is an online self-service solution that improves the customer experience by delivering context-sensitive answers to customer questions directly on the web site.

KANA FORMS is a web-form communication technology that inputs web site form information directly into the Kana system while preserving the structure of the data.

Kana's customers use the award-winning Kana solution to enhance customer loyalty, generate additional revenue opportunities and reduce the cost of online communications. Kana is built on a web-based architecture and has demonstrated scalability at some of the highest volume sites, including eBay, XOOM.com, Mindspring, and Lycos. Kana also offers enterprise application, call center and data warehouse integration solutions that provide scalable, robust, and rapid deployment across Kana's platform of online customer communications solutions.

ABOUT KANA COMMUNICATIONS, INC.
Kana Communications, Inc. (NASDAQ:KANA) is a leading provider of comprehensive online customer communications solutions for marketing, sales and service. These mission critical applications support multiple channels of online contact including inbound and outbound e-mail, web based customer self-service, web forms, real-time messaging and voice over the Internet. The company has more than 250 customers including more than ten of the top twenty most visited sites on the Internet. Kana is based in Redwood City, California, with offices worldwide. For more information about the company, please visit Kana's web site at WWW.KANA.COM or call Jason Cigarran at (650) 298.9282 ext. 8873.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: INFORMATION IN THIS RELEASE THAT INVOLVES KANA'S EXPECTATIONS, BELIEFS, HOPES, PLANS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS INCLUDE STATEMENTS ABOUT THE INTEGRATION OF BEI AND NETDIALOG'S PRODUCT OFFERINGS, KANA'S STRATEGIES IN THE MARKETPLACE, ITS MARKET POSITION AND ITS RELATIONSHIP WITH CUSTOMERS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE ARE BASED UPON INFORMATION AVAILABLE TO KANA AS OF THE DATE OF THE RELEASE, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENT. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM OUR CURRENT EXPECTATIONS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY OF KANA TO SUCCESSFULLY INTEGRATE BEI AND NETDIALOG, COMPETITION, INCREASED COMPETITION DUE TO KANA'S EXPANDED PRODUCT OFFERING, RISKS ASSOCIATED WITH THE EVOLVING AND VARYING DEMAND FOR CUSTOMER COMMUNICATION SOFTWARE, OUR ABILITY TO EXPAND OUR OPERATIONS, ACCEPTANCE OF EMAIL AND THE INTERNET AS A COMMUNICATIONS MEDIUM, LITIGATION OVER PROPERTY RIGHTS, AND GENERAL ECONOMIC FACTORS. THESE AND OTHER FACTORS ARE RISKS ASSOCIATED WITH OUR BUSINESS THAT MAY AFFECT OUR OPERATING RESULTS ARE DISCUSSED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 DECLARED EFFECTIVE BY THE SECURITIES